          EXHIBIT NO. 21 - SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

                Name                             Jurisdiction of Incorporation
                ----                             -----------------------------
The Citizens National Bank of Evansville,               United States
 Indiana

  Citizens Trust Company of Indiana, N. A.              United States

    Small Parker & Blossom, Inc.                        State of Illinois

Citizens Bank of Kentucky, Madisonville,                State of Kentucky
  Kentucky

  Peoples Security Finance Company, Inc.                State of Kentucky

  Citizens Banc Leasing, Inc.                           State of Kentucky

Citizens Bank of Central Indiana, Greenwood,            State of Indiana
 Indiana

IBI & Associates**                                      General Partnership

HBI Acquisition Company                                 State of Indiana

  Citizens Bank of Illinois, N.A., Mt.                  United States
    Vernon, Illinois

Citizens Bank of Western Indiana, Terre                 State of Indiana
 Haute, Indiana

Citizens Bank of Jasper, Indiana                        State of Indiana

  Citizens Realty and Insurance, Inc.                   State of Indiana

Citizens Information Systems, Inc.                      State of Indiana

Citizens Life Assurance Company                         State of Arizona

*The indention of an entity's name in the table above signifies its ownership by the entity preceding it.

**IBI & Associates is a general partnership of which the registant has a 75% interest.